Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

EXPION360 INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed
			Calculation	Amount	Maximum	Maximum
			or Carry	Registered	Offering	Aggregate		Amount of
	Security	Security	Forward	(1)(2)	Price Per	Offering		Registration
	Type	Class Title	Rule		Unit(2)	Price	Fee Rate	Fee
Securities to Be Registered
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, underlying the Common Warrants	457(g)	1,048,386	$2.36	$2,474,190.96	0.00015310	$378.80

			Total Offering Amounts			$2,474,190.96		$378.80
			Total Fees Previously Paid					—
			Total Fee Offsets					—
				Net Fee Due				$378.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of the registrant that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Consists of up to an aggregate of 1,048,386 shares of Common Stock that may be issued upon the exercise of warrants at an exercise price of $2.36 per share issued in a private placement in accordance with the terms and conditions of that certain securities purchase agreement, dated January 2, 2025, with the selling stockholders thereto.